Exhibit 99.1

Bay Bancorp, Inc. Announces Fourth Quarter and Full Year 2014 Results

Lutherville Maryland—Bay Bancorp, Inc. (“Bay”) (NASDAQ: BYBK), the savings and loan holding company for Bay Bank, FSB (“Bank”), announced today net income of $3.03 million or $0.29 per diluted share for year ended December 31, 2014, compared to net income of $3.24 million or $0.39 per diluted share for the year ended December 31, 2013. For the fourth quarter of 2014, Bay reported net income of $1.31 million or $0.12 per diluted share, compared to a net loss of $0.94 million or $0.09 per diluted share for the third quarter of 2014 and net income of $0.92 million or $0.11 per diluted share for the fourth quarter of 2013. Net income for the year ended December 31, 2014 included a $524,000 bargain purchase gain compared to a $2.86 million bargain purchase gain in the net income amount realized for 2013.

According to Joseph J. Thomas, Chairman, President and CEO, “Our management team is committed to executing a differentiated business strategy articulated as the bank built by entrepreneurs for entrepreneurs in the Baltimore/Washington corridor and executed by having lead relationships with businesses, real estate owners and professionals via an optimal network of sales offices and technology solutions to provide loans, deposits, e-services, mortgage banking and financial advisory services.” “For the year ending December 31, 2014, we achieved progress toward our goals of improved profitability, attaining a return on assets of 0.66%, and, increasing tangible common equity by 11.1% growth, excluding capital raised externally. We also preserved a very high quality balance sheet by reporting a 12.9% tier one capital to asset ratio, a 47.3% Adversely Classified Asset ratio and a 201.0% Commercial Real Estate loans to Capital ratio,” Thomas continued.

Highlights from 2014

The Baltimore Washington market provides a strong economy with a superior group of customers across the region, and the Bank’s relationship management activities resulted in the growth of new loans in the Bank’s originated portfolio by 40.6% in 2014. The Bank has developed diversity in its loan book, which is comprised of commercial and industrial loans 23%; investor commercial real estate loans 26%; residential real estate loans of 36%; and consumer loans/home equity lines of credit 9%. The Bank has a balanced business model with an attractive mix of noninterest revenue representing 24% of total revenue in 2014. Profitability of the Bank continues to be driven by a low cost core deposits with average cost of deposits of 29 basis points in 2014. Bay has a very strong capital position and capacity for future growth with total regulatory capital to risk weighted assets of 16.7% as of December 31, 2014. The Bank has a proven record of success in acquisitions and acquired problem asset resolutions and at December 31, 2014, the bank had $14.5 million in remaining net purchase discounts on the acquired loan portfolios.

Specific highlights are listed below:

•	The return on average assets for the three months and year ended December 31, 2014 was 1.08% and 0.66%, respectively, as compared to 0.84% and 0.90%, respectively, for the same periods of 2013. The return on average equity for the three-months and year ended December 31, 2014 was 7.87% and 4.93%, respectively, as compared to 6.62% and 6.68%, respectively, for the same periods of 2013.

•	Total assets were unchanged at $480 million at December 31, 2014 compared to September 30, 2014 and increased by $61 million from $419 million at December 31, 2013.

•	Total loans were $393 million at December 31, 2014, a decrease of 0.3% from $394 million at September 30, 2014 and an increase of 23% from $321 million at December 31, 2013.

•	Total deposits were $388 million at December 31, 2014, a decrease of 3% from $399 million at September 30, 2014 and an increase of 7% from $361 million at December 31, 2013.

•	Net interest income for the three- month and year ended December 31, 2014 totaled $6.4 million and $22.9 million, respectively, compared to $5.3 million and $17.8 million, respectively, for the same periods of 2013. Interest income associated with discount accretion on purchased loans, deferred costs and deferred fees will vary due to the timing and nature of loan principal payments. For the three- months and year ended December 31, 2014, accretion of purchased loan discounts included in interest income and deferred fee and cost amortization exceeded the respective 2013 amounts recognized by $0.38 million and $1.54 million. Earning asset leverage was the primary driver in year-over-year results, as average earning assets increased to $432 million for the year ended December 31, 2014, compared to $333 million for 2013.

•	Net interest margin for the three-month and year ended December 31, 2014 was 5.59% and 5.30%, respectively, compared to 5.23% and 5.33%, respectively, for the same periods of 2013. The fourth quarter margin strength reflects the variable pace of discount accretion recognition within interest income. For the year ended December 31, 2014, a decline in the earning asset portfolio yield was offset by favorable net discount accretion recognized in interest income and a 13 basis point decrease in the average cost of interest bearing liabilities to 0.42% when compared to the same period of 2013. The result of the changes was the 3 basis point margin decline.

•	Nonperforming assets decreased to $14.34 million at December 31, 2014, down from $20.67 million at September 30, 2014 and up from $9.60 million at December 31, 2013. The fourth quarter of 2014 decrease from the third quarter of 2014 resulted from the Bank’s steady resolution of acquired nonperforming loans from previous acquisitions. The 2014 increase over 2013 resulted from the Bank’s acquisition of assets from Slavie Federal Savings Bank (“Slavie”) in May 2014, which added performing credit impaired loans, all with purchase discounts which are expected to be sufficient to allow for resolution of these loans without incurring significant losses.

•	The provision for loan losses in the three- months and year ended December 31, 2014 was $221,000 and $802,000, respectively, compared to $309,000 and $842,000, respectively, for the same periods of 2013. The decreases for 2014 were due primarily to higher charge-offs and specific reserves established in 2013 for loans acquired in the Bank’s merger with Carrollton Bank in April 2013 (the “Merger”) and a slight decrease in 2014 loan originations. As a result, the allowance for loan losses was $1.29 million at December 31, 2014, representing 0.33% of total loans, compared to $0.85 million, or 0.27% of total loans, at December 31, 2013. Management expects both the allowance for loan losses and the related provision for loan losses to increase in the future due to the gradual accretion of the discount on the acquired loan portfolios and an increase in new loan originations.

•	Total Capital increased to $66.6 million at December 31, 2014 from $65.2 million at September 30, 2014 and $54.6 million at December 31, 2013. The book value of Bay’s common stock was $6.05 per share at December 31, 2014, compared to $5.92 per share at September 30, 2014 and $5.83 per share at December 31, 2013.

Recent Events

Over the weekend of October 10, 2014, the Bank completed the core system integration of the FISERV platform used by Slavie Federal Savings Bank (“Slavie”) to the Bay Bank/FIS platform and the Finance/General Ledger consolidation was also completed with this integration. As previously disclosed, the Bank acquired certain assets and assumed substantially all deposits and certain other liabilities of Slavie from the Federal Deposit Insurance Corporation (the “FDIC”) on May 30, 2014 (the “Slavie Acquisition”). Several Slavie employees filled open positions within the Bank and have relocated to their new locations.

The Slavie branch located in Bel Air, Maryland was closed on October 10, 2014. All deposits were transferred to the Bank’s nearby Hickory branch location. We anticipate no additional costs related to the facility.

Effective December 5, 2014, Kevin B. Cashen resigned as the President and Chief Executive Officer and as a director of Bay and the Bank. Russ McAtee, who served as the Bank’s Senior Vice President and Chief Retail Banking Officer, resigned as of the same date. Joseph J. Thomas, who was then serving as the Executive Chairman of Bay and the Bank was appointed by the Board of Directors as Chairman, President and Chief Executive Officer of both entities. In connection with the resignations, Mr. Cashen and Mr. McAtee entered into separation agreements with the Bank. During the fourth quarter of 2014, the Bank accrued severance and other one-time expenses of $539,000 related to severance agreements.

Balance Sheet Review

Total assets were $480 million at December 31, 2014, an increase of $61 million, or 15%, when compared to December 31, 2013. The increase was due mainly to a net increase in loans of $72.4 million, or 23%. The Bank acquired net loans of $82.9 million in the Slavie Acquisition, which was offset by a net loan decline of $10.5 million. For the quarter ending December 31, 2014, excluding $3.9 million of net amortization from the acquired Slavie loan portfolio, the Bank achieved increased commercial and residential lending volume. Fourth quarter new loan originations and draws exceeded loan principal repayments by $2.9 million, a 3.6% annualized pace of net loan growth.

Total deposits were $388 million at December 31, 2014, an increase of $27 million, or 7%, when compared to December 31, 2013. The increase was primarily driven by $111.0 million in deposits assumed in the Slavie Acquisition, offset by the $24.0 million decrease from the exit of the IRA product line, a net $12.1 million decrease resulting from the three Bank branch locations that were closed in the second quarter of 2014, and deposits acquired in the Slavie Acquisition declining by $47.6 million as part of the Bank’s strategy to reposition the deposit composition in connection with those acquired from the FDIC receivership. Excluding these changes overall net organic deposits were unchanged over 2014 as the Bank managed excess cash, cost of deposits and net interest margin. Stockholders’ equity was $66.6 million at December 31, 2014, an increase of $12.1 million, or 22%, when compared to December 31, 2013. The increase resulted from the $7.0 million received by Bay from its sale of shares of common stock in May 2014, $1.5 million of stock based compensation and the retention of corporate earnings.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and real estate acquired through foreclosure, decreased to $14.34 million at December 31, 2014 from $20.67 million at September 30, 2014 and increased from $9.60 million at December 31, 2013. The increase over 2013 was due primarily to the credit impaired loans acquired in the Slavie Acquisition moving to nonaccrual status during the third quarter of 2014. Reductions in nonaccrual loans, troubled debt restructurings and foreclosed real estate resulted in the $6.3 million improvement during the fourth quarter of 2014. Nonperforming assets represented 2.99% of total assets at December 31, 2014 compared to 4.31% at September 30, 2014 and 2.29% at December 31, 2013. The ratio of net charge-offs (recoveries) (annualized) to average total loans was 0.06% for the fourth quarter of 2014 and 0.19% for the fourth quarter of 2013.

At December 31, 2014, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was 16.31% at December 31, 2014 as compared to 15.84% at September 30, 2014 and 14.42% at December 31, 2013. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the investment portfolio.

Review of Financial Results

Net income for the three-months and year ended December 31, 2014 was $1.31 million and $3.03 million, respectively, compared to income of $0.92 million and $3.24 million, respectively, for the same periods of 2013. While the full year income for 2014 is not materially different than 2013, due to the Merger and the Slavie Acquisition, individual categories reflect considerable variability between years.

Net interest income increased by $5.1 million for the year ended December 31, 2014 when compared to the year ended December 31, 2013. The increase was supported by a $98 million growth in average interest-earning assets added primarily by the Merger and the Slavie Acquisition, and a 13 basis point reduction in the average cost of interest bearing liabilities, offset by a 12 basis point decrease in the average rates earned on interest-earning assets. The net interest margin for the fourth quarter of 2014 increased to 5.59% from 4.80% for the third quarter of 2014 and 5.23% for the fourth quarter of 2013. While the average rates on interest earning assets increased, this improvement was assisted by favorable loan resolutions which resulted in accretion of net purchase discounts on loans of $1.6 million and $5.7 million during the three- month and year ended December 31, 2014, respectively, compared to $1.2 million and $4.1 million, respectively, during the same periods of 2013. As of December 31, 2014, the remaining net loan discounts on the Bank’s loan portfolio, including Bank loans made before the Merger, loans acquired in the Merger and the Slavie Acquisition totaled $14.5 million.

Noninterest income for the three -months ended December 31, 2014 was $1.1 million compared to $2.2 million for the same period in 2013. This decrease was primarily the result of $0.63 million decrease in mortgage banking fees and gains, a $.16 million decline in the net gain on the sale of real estate acquired through foreclosure, along with a $0.15 million decline in brokerage commissions. Expectations are for increased mortgage fees and gains entering 2015.

Noninterest income for the year ended December 31, 2014 was $7.76 million compared to $8.94 million for the same period in 2013. This variance was the result of the 2014 write-off of the remaining interest rate mark-to-market adjustment on IRA deposits of $2.16 million within other noninterest income and a $0.52 million bargain purchase gain compared to the $2.86 million bargain purchase gain associated with the Merger that was recognized during 2013. Electronic banking fees increased by $0.59 million during 2014, as the Merger added this business unit to the Bank. Brokerage commissions declined by $0.47 million for 2014, as the Bank temporarily exited this business line late in 2013. Mortgage banking fees for the year ended December 31, 2014 declined by $1.42 million when compared to 2013, while deposit service charges increased by $0.1 million.

Noninterest expense for the three -months ended December 31, 2014 was $6.95 million compared to $7.97 million for the prior quarter and $5.96 million for the fourth quarter of 2013. The primary contributors to the decrease when compared to the third quarter of 2014 were decreases in Merger-related expenses of $0.49 million and one-time other expenses $0.98 million offset by fourth quarter of 2014 severance related expenses of $.54 million. The increase compared to the fourth quarter of 2013 was impacted by the Slavie Acquisition, which added an additional $0.1 million in salaries and benefits and $0.1 million in other noninterest Merger related expenses, a $0.2 million 2013 loan collection cost recovery and the $0.5 million in 2014 severance related expenses.

Noninterest expense for the year ended December 31, 2014 was $27.51 million compared to $22.12 million for 2013, an increase of $5.39 million. The increase relates to the inclusion during 2014 of a full year of ongoing expenses related to the Merger and $1.0 million of expenses from the Slavie Acquisition. Categories impacted by this full year of expenses were increases in salaries and employee benefits of $2.3 million, occupancy, furniture and equipment expenses of $1.1 million, foreclosed property expenses of $0.3 million, and core deposit intangible amortization of $0.20 million. Non-interest expense for 2014 also included one-time director and officer costs of $1.1 million and fourth quarter severance related expenses of $.5 million. This was offset by a $1.0 million decline in Merger-related expenses.

In the fourth quarter of 2014, Bay Bancorp filed amended 2011 and 2012 Federal and Maryland tax returns for the former Carrollton Bancorp, resulting in the accrual of $.6 million in tax refunds. Combined with a reversal of a deferred tax valuation allowance, the Bank recognized $1.2 million in favorable tax benefits in the fourth quarter of 2014.

Bay Bancorp, Inc. Information

Bay Bancorp, Inc. is a financial holding company and a savings and loan holding company headquartered in Lutherville, Maryland. Through Bay Bank, FSB, its federal savings bank subsidiary, Bay Bancorp, Inc. serves the community with a network of 10 branches strategically located throughout the Baltimore Metropolitan Statistical Area, particularly Baltimore City and the Maryland counties of Baltimore, Anne Arundel, Howard, Carroll, and Harford. The Bank serves local consumers, small and medium size businesses, professionals and other valued customers by offering a broad suite of financial products and services, including on-line and mobile banking, commercial banking, cash management, mortgage lending and retail banking. The Bank funds a variety of loan types including commercial and residential real estate loans, commercial term loans and lines of credit, consumer loans and letters of credit. The Bank’s subsidiary, Bay Financial Services, Inc., provides investment advisory and brokerage services. Additional information is available at www.baybankmd.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Bay Bancorp, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

For investor inquiries contact:

Joseph J. Thomas, Chairman, President and CEO

410-536-7336

jthomas@baybankmd.com

7151 Columbia Gateway Drive,

Suite A

Columbia, MD 21046

For further information contact:

Larry D. Pickett, Chief Financial Officer

lpickett@baybankmd.com

410-427-3726

Bay Bancorp, Inc.
Consolidated Balance Sheets

	December 31,	September 30,
	2014	2014	December 31,
	(unaudited)	(unaudited)	2013

ASSETS

Cash and due from banks	$7,062,943	$7,318,090	$7,126,720
Interest bearing deposits with banks and federal funds sold	9,794,382	9,654,840	16,146,340
Total Cash and Cash Equivalents	16,857,325	16,972,930	23,273,060

Time deposits with banks	34,849	284,849	-
Investment securities available for sale, at fair value	35,349,889	34,428,746	36,586,669
Investment securities held to maturity, at amortized cost	1,315,718	1,334,462	-
Restricted equity securities, at cost	1,862,995	1,367,995	1,009,695
Loans held for sale	7,233,306	6,317,277	12,836,234

Loans, net of deferred fees and costs	393,051,192	394,080,772	320,680,332
Less: Allowance for loan losses	(1,294,976)	(1,129,250)	(851,000)
Loans, net	391,756,216	392,951,522	319,829,332

Real estate acquired through foreclosure	1,480,472	1,642,524	1,290,120
Premises and equipment, net	5,553,957	5,589,176	5,998,532
Bank owned life insurance	5,485,377	5,453,093	5,356,575
Core deposit intangible	3,478,282	3,732,826	3,993,679
Deferred tax assets, net	3,214,100	5,258,484	6,564,121
Accrued interest receivable	1,306,111	1,277,781	1,186,748
Accrued taxes receivable	3,122,885	1,253,060
Defined benefit pension asset	680,668	540,058	-
Prepaid expenses	925,288	1,058,985	922,426
Other assets	285,547	55,780	242,112
Total Assets	$479,942,985	$479,519,548	$419,089,303

LIABILITIES

Noninterest-bearing deposits	$98,249,556	$92,902,861	$90,077,139
Interest-bearing deposits	289,580,575	305,693,481	270,916,332
Total Deposits	387,830,131	398,596,342	360,993,471

Short-term borrowings	22,150,000	12,000,000	-
Defined benefit pension liability	-	-	42,492
Accrued expenses and other liabilities	3,319,568	3,724,242	3,499,072
Total Liabilities	413,299,699	414,320,584	364,535,035

STOCKHOLDERS’ EQUITY
Common stock - par value $1.00, authorized 20,000,000 shares, issued and outstanding 11,014,517, 11,014,517 and 9,379,753 shares as of December 31, 2014, September 30, 2014 and December 31, 2013, respectively.	11,014,517	11,014,517	9,379,753
Additional paid-in capital	43,228,950	43,143,903	36,357,001
Retained earnings	10,736,305	9,488,743	7,703,597
Accumulated other comprehensive income	1,663,514	1,551,801	1,113,917
Total Stockholders' Equity	66,643,286	65,198,964	54,554,268
Total Liabilities and Stockholders' Equity	$479,942,985	$479,519,548	$419,089,303

Bay Bancorp, Inc.
Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Interest income:
Interest and fees on loans	$6,391,123	$5,120,560	$22,848,600	$17,531,386
Interest on loans held for sale	49,938	185,611	246,212	776,325
Interest and dividends on securities	264,062	317,052	970,377	638,538
Interest on deposits with banks and federal funds sold	10,566	14,768	49,811	73,294
Total Interest Income	6,715,689	5,637,991	24,115,000	19,019,543

Interest expense:
Interest on deposits	335,047	361,138	1,231,643	1,259,901
Interest on short-term borrowings	12,850	376	25,556	2,068
Total Interest Expense	347,897	361,514	1,257,199	1,261,969
Net Interest Income	6,367,792	5,276,477	22,857,801	17,757,574

Provision for loan losses	221,471	308,586	801,688	842,207
Net interest income after provision for loan losses	6,146,321	4,967,891	22,056,113	16,915,367

Noninterest income:
Electronic banking fees	646,031	691,464	2,637,079	2,050,941
Mortgage banking fees and gains	182,496	816,571	950,299	2,372,956
Net (loss) gain on sale of real estate acquired through foreclosure	30,624	194,642	58,046	283,984
Brokerage commissions	-	154,926	-	471,810
Service charges on deposit accounts	89,732	93,867	393,128	285,557
Bargain purchase gain	-	-	524,432	2,860,199
Other income	169,614	222,113	3,201,243	619,531
Total Noninterest Income	1,118,497	2,173,583	7,764,227	8,944,978

Noninterest Expenses:
Salary and employee benefits	3,578,278	2,878,871	13,347,292	10,523,757
Occupancy expenses	679,197	731,725	2,935,880	2,189,811
Furniture and equipment expenses	299,637	276,261	1,174,911	802,812
Legal, accounting and other professional fees	328,054	400,170	1,416,505	1,362,118
Data processing and item processing services	333,322	221,598	1,197,231	1,054,234
FDIC insurance costs	95,463	90,839	383,031	285,411
Advertising and marketing related expenses	91,954	161,556	382,465	381,810
Foreclosed property expenses	186,694	96,022	690,989	369,106
Loan collection costs	27,744	(148,389)	332,843	154,864
Core deposit intangible amortization	254,545	274,295	992,961	791,498
Merger and acquisition related expenses	150,679	43,110	1,028,239	2,041,756
Other expenses	921,826	929,264	3,632,070	2,157,944
Total Noninterest Expenses	6,947,393	5,955,322	27,514,417	22,115,121
(Loss) income before income taxes	317,425	1,186,152	2,305,923	3,745,224

Income tax (benefit) expense	(992,902)	268,279	(726,785)	504,090
Net (loss) income	$1,310,327	$917,873	$3,032,708	$3,241,134

Basic net (loss) income per common share	$0.12	$0.11	$0.29	$0.39

Diluted net (loss) income per common share	$0.12	$0.11	$0.29	$0.39

Bay Bancorp, Inc.
Consolidated Statements of Stockholders' Equity
For the Twelve Months Ended December 31, 2014 and 2013
(Unaudited)

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income	Total
Balance December 31, 2012	$5,831,963	$21,269,898	$4,462,463	$260,092	$31,824,416

Net income	-	-	3,241,134	-	3,241,134
Other comprehensive income	-	-	-	853,825	853,825
Issuance of common stock to FSPF I, LLC	2,039,958	8,960,042	-	-	11,000,000
Other comprehensive income	1,483,457	5,800,313	-	-	7,283,770
Issuance of restricted common stock	15,488	(15,488)	-	-	-
Stock-based compensation	-	3,111,133	-	-	3,111,133
Issuance of common stock	8,887	31,103	-	-	39,990
Balance December 31, 2013	9,379,753	39,157,001	7,703,597	1,113,917	57,354,268

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (loss)	Total

Balance December 31, 2013	$9,379,753	$36,357,001	$7,703,597	$1,113,917	$54,554,268

Net income	-	-	3,032,708	-	3,032,708
Other comprehensive income			-	549,597	549,597
Stock-based compensation	212,000	1,294,713	-	-	1,506,713
Issuance of common stock	1,422,764	5,577,236	-	-	7,000,000
Balance December 31, 2014	$11,014,517	$43,228,950	$10,736,305	$1,663,514	$66,643,286

Bay Bank, FSB
Capital Ratios
(Unaudited)
					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
	Actual		Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2014:

Total Risk-Based Capital Ratio	$62,743	16.66%	$30,129	8.00%	$37,661	10.00%

Tier I Risk-Based Capital Ratio	$61,448	16.31%	$15,070	4.00%	$22,605	6.00%

Leverage Ratio	$61,448	12.94%	$18,995	4.00%	$23,743	5.00%

As of September 30, 2014:

Total Risk-Based Capital Ratio	$60,376	16.14%	$29,922	8.00%	$37,402	10.00%

Tier I Risk-Based Capital Ratio	$59,247	15.84%	$14,961	4.00%	$22,441	6.00%

Leverage Ratio	$59,247	12.51%	$18,943	4.00%	$23,679	5.00%

As of June 30, 2014:

Total Risk-Based Capital Ratio	$60,205	15.99%	$30,122	8.00%	$37,653	10.00%

Tier I Risk-Based Capital Ratio	$59,105	15.70%	$15,061	4.00%	$22,592	6.00%

Leverage Ratio	$59,105	12.27%	$19,263	4.00%	$24,079	5.00%

As of March 31, 2014:

Total Risk-Based Capital Ratio	$49,354	15.53%	$25,423	8.00%	$31,778	10.00%

Tier I Risk-Based Capital Ratio	$48,412	15.23%	$12,711	4.00%	$19,067	6.00%

Leverage Ratio	$48,412	11.44%	$16,927	4.00%	$21,159	5.00%

As of December 31, 2013:

Total Risk-Based Capital Ratio	$47,815	14.68%	$26,079	8.00%	$32,562	10.00%

Tier I Risk-Based Capital Ratio	$46,964	14.42%	$13,025	4.00%	$19,537	6.00%

Leverage Ratio	$46,964	11.41%	$16,461	4.00%	$20,577	5.00%

Bay Bancorp, Inc.
Selected Financial Data
(Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Shares outstanding and per share data:
Average shares outstanding (1)	11,014,517	10,949,995	9,364,265	10,370,795	8,322,811
Diluted average shares outstanding (1)	11,038,345	10,999,238	9,384,403	10,410,400	7,981,751
Number of shares outstanding, at end of period	11,014,517	11,014,517	9,364,265	11,014,517	9,364,265
Dividends declared per common share	-	-	-	-	-

Financial Data:
Assets	$479,942,985	$479,519,548	$419,089,303	$479,942,985	$419,089,303
Investment securites	36,665,607	35,763,208	36,586,669	36,665,607	36,586,669
Loans (net of deferred fees and costs)	393,051,192	394,080,772	320,680,332	393,051,192	320,680,332
Allowance for loan losses	1,294,976	(1,129,250)	(851,000)	1,294,976	(851,000)
Deposits	387,830,131	398,596,342	360,993,471	387,830,131	360,933,471
Borrowings	22,150,000	12,000,000	-	22,150,000	-
Stockholders’ equity	66,643,286	65,198,964	54,554,268	66,643,286	54,554,268

Net income (loss)	1,310,327	(941,515)	917,873	3,032,708	3,241,134

Average Balances:
Assets	479,539,765	485,175,007	432,453,363	459,673,750	358,397,210
Investment securities	37,744,736	36,881,377	36,839,749	37,773,016	24,427,877
Loans (net of deferred fees and costs)	393,337,031	397,302,596	319,595,405	364,499,210	259,698,504
Borrowings	18,500,000	14,873,759	-	9,269,231	-
Deposits	391,419,769	400,964,856	373,197,434	385,700,292	231,245,789
Stockholders' equity	66,079,174	66,652,091	55,004,531	61,530,969	48,537,003

Performance Ratios:
Return on average assets	1.08%	-0.77%	0.84%	0.66%	0.90%
Return on average equity	7.87%	-5.60%	6.62%	4.93%	6.68%
Yield on average interest-earning assets	5.90%	5.06%	5.59%	5.59%	5.71%
Rate on average interest-bearing liabilities	0.43%	0.37%	0.51%	0.42%	0.55%
Net interest spread	5.47%	4.69%	5.08%	5.17%	5.16%
Net interest margin	5.59%	4.80%	5.23%	5.30%	5.33%

Book value per share	$6.05	$5.92	$5.83	$6.05	$5.83
Basic net income per share	0.12	(0.09)	0.11	0.29	0.39
Diluted net income per share	0.12	(0.09)	0.11	0.29	0.39

	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Asset Quality Ratios:
Allowance for loan losses to loans	0.33%	0.29%	0.28%	0.22%	0.27%
Nonperforming loans to total loans	3.27%	4.83%	4.29%	3.34%	2.59%
Nonperforming assets to total assets	2.99%	4.31%	3.79%	2.69%	2.29%
Net charge-offs annualized to avg. loans	0.06%	0.19%	-0.02%	0.16%	0.19%

Capital Ratios (Bay Bank, FSB):
Total risk-based capital ratio	16.66%	16.14%	15.99%	15.53%	14.68%
Tier 1 risk-based capital ratio	16.31%	15.84%	15.70%	15.23%	14.42%
Leverage ratio	12.94%	12.51%	12.27%	11.44%	11.41%